Exhibit 99.3

i2 Announces Agreement to Repurchase Certain 5% Senior Convertible Notes

DALLAS – February 6, 2009 – i2 Technologies, Inc. (NASDAQ:ITWO) today announced that it has entered into a consent and purchase agreement with the majority holder of the company’s 5% senior convertible notes (the “Holder”), to purchase all of the notes owned by the Holder. The Holder beneficially owns $58,146,000 of the company’s notes outstanding. After purchasing these notes, $28,104,000 in aggregate principal amount of the notes will remain outstanding.

i2 agreed to purchase the notes owned by the Holder for a purchase price of $997.50 per $1,000.00 of original principal amount plus accrued and unpaid interest. The total payment to repurchase the notes as of February 6, 2009 is $58,654,777.50. The purchase of the notes will occur on or before February 10, 2009.

As the majority holder of the outstanding notes, the Holder has irrevocably consented to amendments to the notes’ indenture. The amendments provide for, among other things, the removal and deletion of the following restrictive covenants contained in the indenture: Section 6.2 (SEC Reports), Section 6.5 (Maintenance of Corporate Existence), Section 6.6 (Rule 144A Information Requirement), Section 6.11 (Incurrence of Indebtedness), Section 7.1(3) (No Event of Default After Giving Effect to Transaction), Section 8.1(a)(5) (Failure To Perform Other Covenants), Section 8.1(a)(6) (Cross Default/Acceleration), and Section 8.1(a)(7) (Judgments). The amendments will become effective immediately prior to the purchase of the notes.

For additional details, please see the company’s Form 8-K filing made with the SEC today on the SEC filings page of the investor relations section at www.i2.com/investor.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s purchase of the notes and the amendment of the notes. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the Annual Report on Form 10-K for the year ended December 31, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For more information, please contact:

Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com